Julie McDowell Vice President Corporate Communications 610-948-2836	Exhibit 99.1

FOR IMMEDIATE RELEASE	September 20, 2004

TELEFLEX REVISES THIRD AND FOURTH QUARTER OUTLOOK
Financial pressures in automotive business impact expected results

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced that the company is revising its outlook for the third and fourth quarter of 2004. Teleflex now expects diluted earnings per share in the range of 38 cents to 40 cents for the 2004 third quarter, which represents earnings per share for the full year of $2.60 to $2.70. These estimates reflect:

•	An anticipated decline of $5-7 million per quarter in the operating profits of the company’s Tier 1 automotive businesses, predominantly the pedal systems business, which was negatively impacted by customer price reductions, mix and margin pressure. To a lesser extent, a program cancellation negatively impacted the company’s North American alternative fuel systems business;

•	Lower-than-expected sales volume in the Industrial Gas Turbine Services product line, which is expected to reduce operating income by approximately $1 — $1.5 million during both the third and fourth quarters; and

•	Costs of approximately $1.5 — $3.0 million per quarter associated with actions underway to improve the financial results of underperforming businesses.

Jeffrey P. Black, president and chief executive officer of Teleflex, said, “Businesses representing approximately ten percent of our annual revenues are generating operating losses and have been an increasing drag on Teleflex earnings this year. The combined operating losses from these three businesses is expected to be approximately $30 million in 2004. We have several initiatives underway which should drive improved results going forward. Our Medical and Aerospace segments and the Marine and Industrial product lines in our Commercial Segment are on track and are performing well. We expect continued strength in these businesses to somewhat offset continued weakness in the automotive pedal systems business and Industrial Gas Turbine Services product line.”

(MORE)

Teleflex is continuing its portfolio evaluation process to identify businesses for divestiture, phase out or consolidation. The company has engaged Goldman, Sachs & Co. to evaluate strategic alternatives for a major portion of these businesses. While Teleflex management anticipates that some transactions could be completed before year-end, the outlook for the third and fourth quarters does not anticipate any gains, losses or costs associated with the termination of operations, restructuring programs or divestitures.

Teleflex will hold a conference call to discuss the third and fourth quarter outlook on Monday, September 20, at 9:30 a.m. (ET). The conference call will be available on the company’s website at www. teleflex.com. In addition, an audio replay will be available from September 20 until September 25 by calling 877-519-4471 (U.S./Canada) or 973-341-3080 (International) and enter Pin #5203159.

Teleflex will release its third quarter 2004 results in a press release on Wednesday, October 20, 2004 after market close and will hold a conference call to discuss results on Thursday, October 21, 2004 at 10:00 a.m. (ET).

Teleflex at a Glance:
Teleflex is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality engineered products and services for the medical, aerospace, automotive, marine and industrial markets worldwide. Teleflex employs more than 21,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website on the Internet at www.teleflex.com.

Forward-looking information:
Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s most recent Form 10-K and other Securities and Exchange Commission filings.

Notes:
On March 2, 2004, the company announced that it had been notified that a jury had rendered a verdict against one of its subsidiaries in a trademark infringement case in the amount of $2.6 million as “reasonable royalties” and an additional $32.2 million as “unjust enrichment.” Judgment was not entered on the verdict and the trial judge has reserved judgment on the matter. Under applicable Federal trademark law, the trial judge has the discretion to determine whether and in what amount an award for unjust enrichment will be made. As of September 19, 2004, no judgment had been entered on this matter. The company cannot predict when judgment will be entered in this case, nor predict what amount, if any, may be awarded for unjust enrichment.

For more information please refer to the company’s 2003 Form 10-K and annual report to shareholders available at www.teleflex.com.

###